Exhibit 99.4

Exhibit C

POST-CLOSING FUNDING AGREEMENT

THIS POST-CLOSING FUNDING AGREEMENT (this “Agreement”) is made as of February 21, 2003, by and among (i) Sun Mackie, LLC, a Delaware limited liability company (“Purchaser”) and (ii) Mackie Designs Inc., a Washington corporation (the “Company”).  Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Stock Purchase Agreement, dated as of January 16, 2003, by and among Purchaser, the Company and others signatory thereto (as amended from time to time in accordance with its terms, the “Stock Purchase Agreement”).

WHEREAS, on the date hereof the Closing of the transactions contemplated by the Stock Purchase Agreement was consummated;

WHEREAS, the Company is currently negotiating with Congress Financial, Inc. (“Congress”) with respect to a potential re-financing of certain of the Company’s indebtedness;

WHEREAS, in connection with Congress’ investigation of the Company, Congress is conducting their final evaluation of the Company (including its collateral) and determining the net amount of availability that will be available to the Company under Congress’ proposed credit facility;

WHEREAS, based on the results of their evaluation of the Company and its collateral, an additional cash investment of $4,000,000 in Company securities will be required to be made by Purchaser or others;

WHEREAS, Purchase is willing to invest an additional $4,000,000 in Company securities after the date hereof and in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.                                       Form of Additional Investment.  The Company and Purchaser agree that the $4,000,000 to be invested by the Purchaser in connection with the foregoing will be in exchange for the following securities: (a) a $4,000,000 Subordinated Promissory Note in form and substance substantially as set forth on Exhibit A attached hereto, and (b) detachable warrants for 1,200,000 shares of Company common stock in form and substance substantially as set forth on Exhibit B attached hereto.

2.                                       Notices.  All communications provided for herein shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery service (charges prepaid), (b) by a recognized overnight delivery service (charges prepaid), or (c) by messenger.  The respective addresses of the parties hereto for the purposes of this Agreement are set forth on Exhibit C attached hereto.  Any party may change its address (or facsimile number) by notice to each of the other parties in accordance with this Section 2.  The date of giving or making of any such communication shall be, in the case of clauses (a) and (c), the date of the receipt; and, in the case of clause (b), the business day next following the date such communication is sent.

3.                                       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, successors and assigns, who, upon acceptance thereof, shall, without further action, be (a) entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and (b) bound by the terms and conditions hereof.

4.                                       Amendment and Waiver.  Except as otherwise provided herein, no modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by the Company and Purchaser.  The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

5.                                       Remedies.  Any Person having rights under any provision of this Agreement shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor; provided, however the parties hereto stipulate that the remedies at law of any party hereto in the event of any default or threatened default by any other party hereto in the performance of or compliance with the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced (without posting a bond or other security) by a decree for the specific performance thereof, whether by an injunction against violation thereof or otherwise.

6.                                       Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS, HIS OR HER OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.                                       Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

8.                                       Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement, those documents expressly referred to herein, and the other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

9.                                       Counterparts.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together shall constitute one and the same agreement.

10.                                 Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

[The remainder of this page is left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Post-Closing Funding Agreement on the day and year first above written.

MACKIE DESIGNS INC.

By:	/s/ James T. Engen
Name: James T. Engen
Title: President & CEO

SUN MACKIE, LLC

By:	/s/ Jason Neimark
Name: Jason Neimark
Title: Vice President

Exhibit C

Addresses for Notices

(a)	If to the Company, to it at:

Mackie Designs Inc.
16220 Wood-Red Road, N.E.
Woodinville, WA 98072
Attention: Chief Executive Officer
Telecopy No.: (425) 483-1801

with a copy to:

Holland & Knight
520 Pike Street
2600 Pike Tower
Seattle, WA 98101
	Attention:	Stephen Ellis
	Telecopy No.:	(206) 623-4363

(b)	If to Sun Mackie, LLC, to it at:

Sun Mackie, LLC c/o Sun Capital Advisors II, LP and Sun Capital Advisors III, LP 5200 Town Center Circle, Suite 470 Boca Raton, Florida 33486
	Attention:	Marc J. Leder Rodger R. Krouse C. Deryl Couch
	Telecopy No.:	(561) 394-0540

with a copy to:

Kirkland & Ellis 200 East Randolph Drive Chicago, IL 60601
	Attention:	Douglas C. Gessner
	Telecopy No.:	(312) 861–2200

EXHIBIT A

[APPROPRIATE SUBORDINATION PROVISIONS TO BE INSERTED HERE]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  IT MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM.

MACKIE DESIGNS INC.
SUBORDINATED PROMISSORY NOTE

                                     , 2003
Woodinville, Washington

MACKIE DESIGNS INC., a Washington corporation (the “Company”), for value received, hereby promises to pay to the order of SUN MACKIE, LLC a Delaware limited liability company (“Sun”), its successors and permitted assigns, the principal sum of Four Million Dollars ($4,000,000) (as such amount may be increased from time to time pursuant to the following paragraph, the “Principal Sum”).

Interest shall accrue on a daily basis at the rate of fifteen percent (15.0%) per annum (compounded annually as set forth below), commencing on the date hereof, on the unpaid Principal Sum outstanding from time to time.  The Company shall pay all accrued interest on each anniversary of the date hereof.  In the event that the Company does not pay all accrued interest due and owing on the date on which it is due, such accrued interest shall, effective as of such due date, be added to the Principal Sum.  Any interest that is added to the Principal Sum pursuant to the terms of this paragraph will no longer be considered accrued and unpaid hereunder.  Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the Principal Sum is paid.  The Company shall not pay any accrued interest in cash without the prior written consent of the holder hereof.

The Principal Sum shall be payable in one payment of Four Million Dollars ($4,000,000), plus any amount by which the Principal Sum has been increased under the foregoing paragraph, on                    , 2007.  The Principal Sum, together with any accrued but unpaid interest, shall be immediately due and owing on the occurrence of an Event of Default.

For purposes of this Subordinated Promissory Note (this “Note”), “Event of Default” shall mean (a) the Company shall default in the payment of principal or accrued interest of this Note on any date when due, (b) the Company makes a general assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the federal Bankruptcy Code, or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act or failure to act indicates its approval thereof, consent thereto or acquiescence therein or (ii) such petition, application or proceeding is not dismissed within 90 days or (c) Sun shall cease to own a majority of the issued and outstanding Common Stock, no par value, of the Company.

All cash payments on or in respect of this Note shall be made in the lawful currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts by wire transfer of immediately available funds pursuant to written wire transfer instructions given to the Company by the holder hereof from time to time.  Whenever a payment to be made hereunder shall be due on a day which is not a business day in New York, New York, such payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of the payment of interest hereunder.

The Company waives diligence, presentment, demand, protest and notice of every kind whatsoever.  The failure of the holder hereof to exercise any of its rights hereunder in any particular instance shall not constitute a waiver of the same or of any other right in that or any subsequent instance.

The Note shall be binding upon the Company, its successors, and permitted assigns, and shall inure to the benefit of Sun, its successors, and permitted assigns.

This Note is a contract made under and governed by, and shall be construed and enforced in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

*     *     *     *     *

IN WITNESS WHEREOF, the undersigned has executed this Subordinated Promissory Note as of the date first above written.

MACKIE DESIGNS INC.

By:
Name:
Its:

AFFIDAVIT REGARDING DELIVERY

I, JASON H. NEIMARK, hereby certify that I am a Vice President of Sun Mackie, LLC, and that the foregoing was delivered to me as a representative of such entity in the State of                             , County of                           .

Signature

On this the        day of                       , 2003, before me, the undersigned, a Notary Public in and for the State of                          , County of                     , JASON H. NEIMARK personally known to me or proved to me on the basis of satisfactory evidence to be a Vice President of Sun Mackie, LLC, a Delaware limited liability company, who executed the foregoing affidavit on behalf of such entity and acknowledged to me that such entity executed the foregoing pursuant to its charter documents, said execution taking place in the State of                                  , County of                                  .

Notary Signature

Commission Expires:

[Affix Notarial Seal]

EXHIBIT B

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  IT MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM.

MACKIE DESIGNS INC.
STOCK PURCHASE WARRANT

Date of Issuance:                          , 2003                                                                                                                                                                                                                                                                                                                        Certificate No. W-

FOR VALUE RECEIVED, Mackie Designs Inc., a Washington corporation (the “Company”), hereby grants to Sun Mackie, LLC, a Delaware limited liability company, or its registered assigns (the “Registered Holder”) the right to purchase from the Company 1,200,000 shares of the Common Stock (the “Common Stock”), no par value, of the Company, less the number of shares of Common Stock already issued, if any, in connection with partial exercises of this Warrant, at a price per share of $.01 (the “Exercise Price”).  The amount and kind of securities obtainable pursuant to the rights granted hereunder are subject to adjustment pursuant to the provisions contained in this Warrant.

For tax purposes, the value of this Warrant as of the date hereof is $                 .

This Warrant is subject to the following provisions:

Section 1.                                            Exercise of Warrant»[iC1]

1A.                             Exercise Period.  The Registered Holder may exercise, in whole or in part (but not as to a fractional share of Common Stock), the purchase rights represented by this Warrant at any time and from time to time after the Date of Issuance to and including                    , 2008 (the “Exercise Period”).  The Company shall give the Registered Holder written notice of the expiration of the Exercise Period at least 30 days, but not more than 90 days, prior to the end of the Exercise Period.

1B.                               Exercise Procedure.

(i)                                     This Warrant shall be deemed to have been exercised when the Company has received all of the following items (the “Exercise Time”):

(a)                                  a completed Exercise Agreement, in the form set forth in Section 1C below, executed by the person exercising all or part of the purchase rights represented by this Warrant (the “Purchaser”);

(b)                                 this Warrant;

(c)                                  if this Warrant is not registered in the name of the Purchaser, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant, or part thereof, to the Purchaser, in which case the Registered Holder shall have complied with the provisions set forth in Section 7 hereof; and

(d)                                 either (1) a check payable to the Company in an amount equal to the product of the Exercise Price multiplied by the number of shares of Common Stock being purchased upon such exercise (the “Aggregate Exercise Price”), (2) the surrender to the Company of debt or equity securities of the Company having a Market Price (as defined below) equal to the Aggregate Exercise Price of the Common Stock being purchased upon such exercise (provided that for purposes of this subparagraph, the Market Price of any note or other debt security or any preferred stock shall be deemed to be equal to the aggregate outstanding principal amount or liquidation value thereof plus all accrued and unpaid interest thereon or accrued or declared and unpaid dividends thereon) or (3) a written notice to the Company that the Purchaser is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon such exercise of the Warrant which when multiplied by the Market Price of the Common Stock is equal to the Aggregate Exercise Price (and such withheld shares shall no longer be issuable under this Warrant).  The “Market Price” shall be the average of the closing bid and asked share prices quoted for the Company’s Common Stock on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board or, if the Company’s Common Stock is then traded on The Nasdaq Stock Market or an exchange, the average of the high and low share prices of the Company’s Common Stock reported on The Nasdaq Stock Market or such exchange.

(ii)                                  Certificates for shares of Common Stock purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five business days after the date of the Exercise Time.  Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to the person designated for delivery in the Exercise Agreement.

(iii)                               The Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time, and the Purchaser shall be deemed for all purposes to have become the record holder of such Common Stock at the Exercise Time.

(iv)                              The issuance of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of shares of Common Stock.  Each share of Common Stock issuable upon exercise of this Warrant shall, upon payment of the Exercise Price therefor, be fully paid and nonassessable and free from all liens and charges with respect to the issuance thereof.

(v)                                 The Company shall not close its books against the transfer of this Warrant or of any share of Common Stock issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(vi)                              The Company shall assist and cooperate with any Registered Holder or Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant (including, without limitation, making any filings required to be made by the Company).

(vii)                           Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the holder hereof, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction.

(viii)                        The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of the Warrant, such number of shares of Common Stock issuable upon the exercise of the Warrant.  All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).  The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

1C.                               Exercise Agreement.  Upon any exercise of this Warrant, the Exercise Agreement shall be substantially in the form set forth in Exhibit I hereto, except that if the shares of Common Stock are not to be issued in the name of the person in whose name this Warrant is registered, the Exercise Agreement shall also state the name of the person to whom the certificates for the shares of Common Stock are to be issued, and if the number of shares of Common Stock to be issued does not include all the shares of Common Stock purchasable hereunder, it shall also state the name of the person to whom a new Warrant for the unexercised portion of the rights hereunder is to be delivered.  Such Exercise Agreement shall be dated the actual date of execution thereof.

1D.                              Fractional Shares.  If a fractional share of Common Stock would, but for the provisions of Section 1A, be issuable upon exercise of the rights represented by this Warrant, the Company shall, within five business days after the date of the Exercise Time, deliver to the Purchaser a check payable to the Purchaser in lieu of such fractional share in an amount equal to the difference between the Market Price of such fractional share as of the date of the Exercise Time and the Exercise Price of such fractional share.

Section 2.                                            Dilution Protection.

2A.                             Subdivision or Combination of Shares.  If the Company at any time subdivides (by any stock split, distribution, recapitalization or otherwise) its outstanding Common Stock into a greater number of shares of Common Stock, the number of shares of Common Stock into which this Warrant is exercisable in effect immediately prior to such subdivision will be proportionately increased.  If the Company at any time combines (by reverse stock split or otherwise) its outstanding Common Stock into a smaller number of shares of Common Stock, the number of shares of Common Stock into which this Warrant is exercisable in effect immediately prior to such combination will be proportionately decreased.

2B.                               Reorganization, Reclassification, Consolidation, Merger or Sale.  Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a way that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as “Organic Change”.  Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrant representing a majority of the Common Stock obtainable upon exercise of all of the Warrant then outstanding) to insure that each of the Registered Holders of the Warrant shall thereafter have the right to acquire and receive, in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such holder’s Warrant, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the holder had exercised this Warrant immediately prior to such Organic Change) with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of such holder’s Warrant had such Organic Change not taken place.  In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders of the Warrant representing a majority of the Common Stock acquirable and receivable upon exercise of all of the Warrant then outstanding) with respect to such holders’ rights and interests to insure that the provisions of this Section 2 and Sections 3 and 4 hereof shall thereafter be applicable to the Warrant (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment in the number of shares of Common Stock acquirable and receivable upon exercise of the Warrant based on the relative value of the Common Stock and the common stock of the successor entity or purchasing entity).  The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the Registered Holders of the

Warrant representing a majority of the shares of Common Stock originally acquirable and receivable upon exercise of the Warrant, excluding any shares previously issued under the Warrant), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

2C.                               Notices.

(i)                                     The Company shall give written notice to the Registered Holder at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(ii)                                  The Company shall give written notice to the Registered Holders at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

Section 3.                                            Liquidating Dividends.  If the Company declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Company shall pay to the Registered Holder of this Warrant (or any person designated by the Registered Holder) at the time of payment thereof the Liquidating Dividend which would have been paid to such Registered Holder on the Common Stock had the number of shares of Common Stock acquirable and receivable upon exercise of this Warrant (excluding any shares previously issued under the Warrant) been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 4.                                            Purchase Rights.  If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Registered Holder of this Warrant (or any person designated by the Registered Holder) shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate number of Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable and receivable upon exercise of this Warrant (excluding any shares previously issued under the Warrant) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 5.                                            No Voting Rights; Limitations of Liability.  This Warrant shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company.  No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a shareholder of the Company.

Section 6.                                            The Common Stock issued upon conversion of this Warrant shall not have been registered under the Securities Act of 1933, as amended, and will be issued in reliance upon an exemption from the registration requirements thereof.  Pursuant to the foregoing, the Registered Holder of this Warrant acknowledges that the certificates representing the shares issued upon conversion of this Warrant shall each bear a restrictive legend substantially as follows:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM.

Section 7.                                            Warrant Transferable.  Subject to the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

Section 8.                                            Warrant Exchangeable for Different Denominations.  This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for a new Warrant or Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each such new Warrant shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender.  The date the Company initially issues this Warrant shall be deemed to be the “Date of Issuance” hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrants shall be issued.  All Warrants representing portions of the rights hereunder are referred to herein as the “Warrant”.

Section 9.                                            Replacement.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 10.                                      Notices.  Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable overnight courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of this Warrant, at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).

Section 11.                                      Amendment and Waiver.  Except as otherwise provided herein, the provisions of the Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders of the Warrant representing a majority of the shares of Common Stock originally acquirable and receivable upon exercise of the Warrant, excluding any shares previously issued under the Warrant.

Section 12.                                      Descriptive Headings; Governing Law.  The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.  The corporation laws of the State of Washington shall govern all issues concerning the relative rights of the Company and its shareholders.  All other questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal law of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

*      *      *      *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.

MACKIE DESIGNS INC.

By:
Name:
Its:

[Corporate Seal]

Attest:

Secretary

EXHIBIT I

EXERCISE AGREEMENT

TO:	DATED:

The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-         ), hereby agrees to subscribe for the purchase of                      shares of the Common Stock covered by such Warrant and makes payment herewith in full therefor at the price per share provided by such Warrant.

SIGNATURE

ADDRESS

EXHIBIT II

ASSIGNMENT

FOR VALUE RECEIVED,                                                                          hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-               ) with respect to the number of shares of the Common Stock covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature

Witness